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New Report Shows How Smart Cards Can Be Used To Improve Privacy, Reduce
Fraud, Increase Profits And Cut Costs


The smart card market is growing at close to 50% a year according to a new edition of the most comprehensive industry research report, The Smart Card, published today by SJB Research. This means that as many as three to four billion smart cards will be issued in the year 2000 compared with the eight hundred million issued in 1996.

Although many people are already using smart cards in some shape or form - the ubiquitous phone card, the Mondex cash card, certain customer loyalty cards, mobile phones - most have no idea what a smart card actually is and how the "plastic card containing a silicon chip" will change their lives. According to The Smart Card, these cards are changing the way in which people live and work and even greater changes can be expected in the years to come.

Details of the changes in the industry over the past 18 months, the current status and forecasts of future trends, are covered in four sections of The Smart Card - Technology, Applications, the Structure of the Industry, and the Future:
Market Trends and Forecasts. Smart cards are already widely used in the financial sector to reduce fraud and increase security. However, The Smart Card finds that there are a number of other areas in which smart card usage will increase profits, and reduce costs. These are all covered in the report, including: national ID, passports, mobile telecommunications, home entertainment, public telephones, public transport, utilities, leisure, government benefits, road tolls, local government, health care, education, employee cards, military applications, customer loyalty and fleet administration. There are case studies of 63 smart card installations around the world. The Smart Card is available both in printed format (GBP497/ US$849) and on CD-ROM (GBP1,491/ US$2,467).

Of the 800 million smart cards produced worldwide in 1996, 625 million were telephone cards. "However, other applications are increasingly coming to the fore, especially in the financial sector" says David Jones, co-author of The Smart Card. "For example, in France, all 21 million banking cards are now smart cards; Germany has issued 55 million bank cards; in the UK, trials of bank cards incorporating chips are now taking place in Northampton and Dunfermline, and if successful, a national roll-out will begin in 1998, involving the issue of ninety million chip-based credit, debit, charge and ATM cards."

The Smart Card suggests that one possible financial development is a variation on the electronic purse (already trialed in the UK by Mondex in Swindon). "The smart wallet with a built-in modem interface acting as the "ATM in your pocket" will enable the bank to download funds to the wallet holder's stored value smart card". A mobile phone (which already contains a smart card, storing personal information and increasing security) might also be used as a portable smart card terminal. In the US, one of the strongest growth areas is likely to be the Campus Card - a single card which has multiple functions. For instance, it can be used as an ID card, a payment card (for cafeterias, launderettes etc) and as an access card to buildings and computer networks. Such cards are currently being






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trialed at a number of universities around the world, including Exeter
University in the UK, City University of Hong Kong and Newcastle University in Australia.

Rapid expansion is expected in Asia (particularly in South-East Asia), where the continent's percentage of the world market is set to rise to three times its present amount by the year 2000. The Smart Card comments that "this growth is being influenced by the active encouragement of governments - in Malaysia and Singapore, for instance". Contrary to what you might expect, Japan is not yet a growth area, as consumers and banks remain happy with cash. In the Third World, smart cards have great potential as they offer the opportunity to overcome poorly developed telecommunications, ponderous means of payment and paper-heavy public records (for health, social security and ID).

According to The Smart Card, three items are currently taking top priority with manufacturers of smart cards: linking smart cards with PC technology, which will enable smart cards to have far wider applications; finding a common operating system (such as Java or Multos) meaning that cards can be both multi-functional and usable on different operating systems: and developing cards with cryptoprocessors to offer public key encryption, to meet demands for the highest levels of security for payments via the Internet or PC.

Co-authored by the editor of Ctt (formerly Card Technology Today), David Jones, and published by SJB Research, the specialist market information provider, The Smart Card is a truly comprehensive research report, highly esteemed in the industry for its ability to both communicate to the beginner the essential technologies and techniques underlying a successful smart card system, and to act as a signpost to the road ahead for even the most experienced smart card expert. Its 323 pages contain: 66 tables; 31 figures; tabulated details of 425 applications; details of 238 suppliers; contact details for over 280 companies; and 63 case studies of smart card installations around the world. It is available in both printed and CD-ROM format.

For further information or to see the complete contents list of The Smart Card, please contact:

Emma Newham, SJB Research, Bank Chambers, Langport, Somerset TA10 9PD, UK. Tel:
+44 1458 253344, Fax: +44 1458 253366. E-mail: enewham@sjbresearch.com.
http://www.sjbresearch.com